Exhibit 8.1

Dykema Gossett PLLC 111 E Kilbourn Ave Suite 1050 Milwaukee, WI 53202 Tel: (414) 488-7300 www.dykema.com

May 6, 2025

Jet.AI Inc.

10845 Griffith Peak Drive Suite 200 Las Vegas, NV 89135

Ladies and Gentlemen:

We have acted as special counsel to Jet.AI Inc., a Delaware corporation (the “Company”), in connection with (1) the proposed contribution of certain assets and the assignment of certain liabilities by the Company to Jet.AI SpinCo, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“SpinCo”), in exchange for the issuance by SpinCo to the Company of shares of common stock, par value $0.001 per share, of SpinCo (“SpinCo Common Stock”), pursuant to the Separation and Distribution Agreement, dated as of February 13, 2025, by and among the Company, SpinCo and flyExclusive, Inc., a Delaware corporation (“flyExclusive”) (together with all exhibits and schedules thereto, in each case as amended or supplemented through the date hereof, the “Separation Agreement”) (the “Contribution”); (2) the proposed distribution by the Company of SpinCo Common Stock to holders of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) in exchange for currently outstanding shares of Company Common Stock on a pro rata basis in accordance with a distribution ratio to be determined by the Board of Directors of the Company (the “Distribution”); and (3) immediately following the Distribution, the proposed merger of FlyX Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of flyExclusive (“Merger Sub”), with and into SpinCo, pursuant to the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of May 6, 2025, by and among the Company, SpinCo, flyExclusive and Merger Sub (together with all exhibits and schedules thereto, in each case as amended or supplemented through the date hereof, the “Merger Agreement”) (the foregoing transactions and the other transactions contemplated by the Merger Agreement and the Separation Agreement, the “Transactions”). At your request, and in connection with the filing of the registration statement on Form S-4/A of flyExclusive filed with the SEC on May 6, 2025, including the proxy statement/prospectus contained therein (and, in each case, any exhibit, appendix, schedule, or similar attachment thereto, in each case as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion as to certain U.S. federal income tax matters.1

1 Except as otherwise provided, capitalized terms used but not defined herein have the meanings ascribed to them in the Separation Agreement or the Merger Agreement.

California | Illinois | Michigan | Minnesota | Texas | Washington, D.C. | Wisconsin

Jet.AI Inc. May 6, 2025 Page 2

In providing our opinion, we have examined the Merger Agreement, the Separation Agreement, the other Transaction documents, the Registration Statements, the representation letter, dated as of February 13, 2025, of the Company delivered to us for purposes of rendering this opinion (the “Representation Letter”) and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have assumed that: (i) the Transactions and related transactions will be consummated in accordance with the provisions of the Merger Agreement, the Separation Agreement and the other Transaction documents and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Transactions and the parties thereto set forth in the Merger Agreement, the Separation Agreement, the other Transaction documents, and the Registration Statement are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective times of the Contribution, the Distribution and the Merger and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the effective times of the Contribution, the Distribution and the Merger, (iii) the statements and representations (which statements and representations form a material portion of our opinion and which we have neither investigated nor verified) made by the Company in the Representation Letter are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the effective time of the Contribution, the Distribution and the Merger, (iv) all statements and representations qualified by knowledge, expectation, belief, materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity, and (vi) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, or if the Transactions are consummated in a manner that is different from the manner described in the Merger Agreement, the Separation Agreement, the other Transaction documents, the Registration Statement, or the Representation Letter, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing and the assumptions, exceptions, limitations and qualifications set forth herein and described in the Registration Statement, we hereby confirm to you that the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” in the Registration Statement constitutes our opinion as to the material U.S. federal income tax consequences of the Distribution and the Merger to the Company and to U.S. Holders (as defined in such section in the Registration Statement) of Company Common Stock and SpinCo Common Stock.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement, the Separation Agreement, the other Transaction documents, or the Registration Statements other than the opinion set forth above, including any “excess loss account” or “intercompany transaction” required to be taken into account under Treasury Regulations relating to consolidated returns. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Transactions and certain related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing

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validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Dykema Gossett PLLC

DYKEMA GOSSETT PLLC